Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JOHNSONDIVERSEY HOLDINGS, INC.

A Delaware corporation

Dated as of November 24, 2009

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JOHNSONDIVERSEY HOLDINGS, INC.

JOHNSONDIVERSEY HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is JohnsonDiversey Holdings, Inc. (the “Corporation”).

2. The Corporation was originally formed as Johnson Professional Holdings, Inc., a Delaware corporation, on November 8, 2001 and the Certificate of Incorporation of the Corporation was previously amended and restated on May 1, 2002.

3. The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Second Amended and Restated Certificate of Incorporation).

4. This amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment and restatement.

5. This amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation shall be effective at 6:15 a.m. Eastern Standard Time on November 24, 2009 after the filing of this Second Amended and Restated Certificate of Incorporation in accordance with the provisions of Section 103 of the DGCL.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Second Amended and Restated Certificate of Incorporation on the 23rd day of November, 2009.

JOHNSONDIVERSEY HOLDINGS, INC.

By:	/s/ Joseph F. Smorada
Name: Joseph F. Smorada
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JOHNSONDIVERSEY HOLDINGS, INC.

FIRST: The name of the corporation is JohnsonDiversey Holdings, Inc. (the “Corporation”).

SECOND: The Corporation’s registered office in the State of Delaware is at 1209 Orange Street, Wilmington, Delaware, New Castle County. The registered agent in charge at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 320,000,000 shares, consisting of: (i) 200,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock”) and (iii) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. Except as otherwise indicated, capitalized terms used herein have the meaning assigned to such terms in Article SEVENTH.

Upon the effective time (the “Effective Time”) of the filing of this Second Amended and Restated Certificate of Incorporation, each share of Class A Common Stock, par value $0.01 per share (“Old Class A Common Stock”), issued and outstanding immediately prior to the Effective Time shall, without any action on the part of any holder thereof or the Corporation, be reclassified into 13,029.26173 fully paid, nonassessable shares of Class A Common Stock. Each stock certificate that immediately prior to the Effective Time represented shares of Old Class A Common Stock shall thereafter represent that number of shares of Class A Common Stock into which the shares of Old Class A Common Stock have been reclassified. Upon the Effective Time, each share of Class B Common Stock, par value $0.01 per share (“Old Class B Common Stock”), issued and outstanding immediately prior to the Effective Time shall, without any action on the part of any holder thereof or the Corporation and without payment of any consideration therefor, be retired, cancelled and shall cease to exist. Each stock certificate that immediately prior to the Effective Time represented shares of Old Class B Common Stock shall thereafter be canceled.

The relative rights, preferences, privileges, limitations and restrictions granted or imposed upon the shares of Common Stock and Preferred Stock shall be as follows:

(a) Common Stock. Except as otherwise provided herein, the Class A Common Stock and the Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(i) Voting Rights of Class A Common Stock. Except as otherwise expressly required by (A) applicable law or (B) resolutions, if any, of the Board fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Class A Common Stock.

(ii) Voting Rights of Class B Common Stock. Except as otherwise expressly required by applicable law, the Class B Common Stock shall not have any voting rights in respect of any matter submitted to the stockholders of the Corporation (including, without limitation, in respect of the approval of any merger or other business combination). The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares of Class B Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon irrespective of Section 242(b)(2) of the DGCL.

(iii) On all matters submitted to the stockholders of the Corporation on which holders of Common Stock are entitled to vote, holders of Common Stock shall be entitled to one vote per share for each share of Common Stock held of record by such holders on the books of the Corporation.

(iv) Dividends and Distributions. Each share of Common Stock shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally, subject to the rights and preferences of the Preferred Stock (as fixed by resolutions, if any, of the Board), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation; provided that if dividends are declared which are payable in shares of Class A Common Stock or Class B Common Stock, dividends shall be declared which are payable at the same rate on each class of Common Stock, and the dividends payable in shares of Class A Common Stock shall be payable to holders of Class A Common Stock, and the dividends payable in shares of Class B Common Stock shall be payable to holders of Class B Common Stock.

(v) Conversion of Class B Common Stock. Each issued and outstanding share of Class B Common Stock subject to a Conversion Event shall automatically convert without further action on the part of the holder thereof or of the Corporation (an “Automatic Conversion”) into one validly issued, fully paid and non-assessable share of Class A Common Stock immediately upon the occurrence of the applicable Conversion Event. From and after an Automatic Conversion, each certificate representing outstanding shares of Class B Common Stock subject to such Automatic Conversion shall thereafter be deemed to represent an equal number of shares of Class A Common Stock into which such shares of Class B Common Stock have been converted pursuant to such Automatic Conversion (and such holder shall thereafter have no rights in respect of such shares of Class B Common Stock). Upon the surrender for transfer of any such certificate accompanied by a written notice certifying that such transfer will constitute a Conversion Event and specifying the number of shares so converted, the Corporation shall issue and deliver a certificate or certificates representing the shares of Class A Common Stock into which such shares of Class B Common Stock have been converted pursuant to such Automatic Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Class B Common Stock as provided herein, such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all the then outstanding shares of Class B Common Stock. The Corporation will take all such action as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

(b) Preferred Stock. Subject to the provisions of this Certificate of Incorporation (including, without limitation, Article SIXTH, Section (b) hereof), the Board is authorized to fix from time to time by resolution or resolutions the number of shares of any series of Preferred Stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such series. Further, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any such series, the Board is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon irrespective of Section 242(b)(2) of the DGCL.

FIFTH: Subject to the provisions of Article SIXTH, the following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.

(b) Unless otherwise provided in the Bylaws, the election of directors need not be by written ballot.

(c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board.

(d) In furtherance of, and not in limitation of, the powers conferred by law, the Board is expressly authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation, without the assent or vote of the stockholders, subject to the Requisite Approval.

(e) To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. No repeal or modification of this Article FIFTH, Section (e) by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article FIFTH, Section (e) at the time of such repeal or modification.

(f) To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses to the directors of the Corporation, provided that, except as otherwise provided in the Bylaws, the Corporation shall not be obligated hereunder to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized in the first instance by the Board. The rights provided by this Article FIFTH, Section (f) shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the Bylaws, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise. No repeal or modification of this Article FIFTH, Section (f) by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article FIFTH, Section (f) at the time of such repeal or modification.

SIXTH: Except as otherwise specified in this Article SIXTH, so long as the Corporation has not completed a Qualified IPO, the Corporation shall not have the power to take any of the following actions (each, a “Veto Matter”) without first receiving the Requisite Approval:

(a) any acquisition or disposition (whether by way of sale, merger, consolidation, combination, exchange or otherwise) of any Person, property or assets (including intellectual property) or any interest therein (including an equity investment or investment in the nature of Indebtedness in any Person), in any such case by or involving the Corporation or any of its Subsidiaries, other than Exempt Transactions;

(b) the authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance of any Equity Securities or any equity securities of a Subsidiary, including any of the foregoing held in treasury (including issuance to any stockholder of the Corporation or pursuant to an IPO), other than (i) the issuance of any of the foregoing by any Subsidiary of the Corporation to either the Corporation or any other Subsidiary of the Corporation, (ii) the issuance of options to purchase non-voting Common Stock, “phantom” or other notional shares of Common Stock, or shares of non-voting Common Stock (including upon the issuance of shares of non-voting Common Stock in connection with the exercise of such options or the settlement of such phantom shares) to employees, officers, directors or consultants in amounts equal to or less than the Reserved Employee Share Amount, (iii) by the Corporation in a Qualified IPO initiated pursuant to Section 3.7 of the Stockholders Agreement, (iv) any Equity Purchase Shares issued pursuant to, and in compliance with, the procedures set forth in Article IV of the Stockholders Agreement, (v) issuances of Common Stock to Unilever pursuant to the Unilever Warrant and (vi) any issuance of Equity Securities that has received the consent, in writing or at a duly called meeting of the Board, of at least seven of the Directors (or such number of Directors equal to seven minus the number of Directors by which the size of the Board has been decreased from time to time pursuant to Section 2.1(f) of the Stockholders Agreement);

(c) any merger, consolidation or similar business combination or any sale of all or substantially all of the assets or equity or any reorganization or recapitalization having similar effect, in each case, of the Corporation or any Subsidiary of the Corporation, other than an Exempt Transaction or a Drag Transaction;

(d) the voluntary liquidation or dissolution of, or the commencement of bankruptcy or insolvency proceedings by, the Corporation or any Subsidiary of the Corporation, or the adoption of a plan with respect to the foregoing;

(e) the entering into by the Corporation or any Subsidiary of the Corporation of any material line of business unrelated to the Business, or any other material change in the nature of the Business (determined solely by reference to the products and services sold in the Business) conducted by the Corporation and its Subsidiaries taken as a whole;

(f) any payment or declaration of any dividend or other distribution by the Corporation on any shares of capital stock or entering into any recapitalization transaction the primary purpose of which is to pay a dividend or effect a return of capital to the Corporation’s stockholders, other than a Recapitalization Transaction in accordance with Section 3.6 of the Stockholders Agreement;

(g) the Incurrence by the Corporation or any of its Subsidiaries after the Closing, of Indebtedness, other than (i) (A) Indebtedness in the nature of revolving credit Indebtedness, including letter of credit accommodations and swing line Indebtedness up to the aggregate principal amount available (including any increase in such principal amount available provided for under the Credit Agreement) under the revolving credit facility included in the Credit Agreement on the Closing Date (the “Revolving

Credit Limits”) and (B) Indebtedness in the nature of working capital lines permitted to be incurred by Subsidiaries of JohnsonDiversey, Inc. up the aggregate principal amount permitted under the Credit Agreement as of the Closing Date, (ii) Indebtedness under the Accounts Receivable Securitization Facilities up to (A) the aggregate principal amount permitted to be incurred by the terms of the Credit Agreement as of the Closing Date, or (B) such higher amounts available thereafter, provided, that the difference between (A) and (B) in this clause (ii) is subtracted from either the Revolving Credit Limits or other Indebtedness permitted to be Incurred hereunder, (iii) any additional Indebtedness over the aggregate principal amount outstanding as of the Closing, other than Indebtedness permitted to be Incurred pursuant to clauses (i) and (ii) of this paragraph (g), of no more than $300 million, provided, however, that in determining whether Indebtedness exceeds the $300 million described in this clause (iii) at any time, the amortization of discount of the Company Notes shall not be taken into account, (iv) Indebtedness Incurred in connection with the amendment, refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, supplement, reissuance or resale (“Indebtedness Replacement”) of (1) the Indebtedness evidenced by the agreements described in clauses (i), (ii) or (iii) above (including in the case of the credit agreements, both term and revolving indebtedness), (2) the Company Notes up to the accreted value thereof, and (3) the JDI Notes, provided, that the Indebtedness Incurred in connection with the Indebtedness Replacement does not exceed the aggregate principal amount of the Indebtedness outstanding or available under the agreements, notes and instruments to which such Indebtedness Replacement relates immediately prior to such Indebtedness Replacement and (v) Indebtedness Incurred in connection with a Recapitalization Transaction in accordance with Section 3.6 of the Stockholders Agreement;

(h) the settlement by the Corporation or any of its Subsidiaries of any action, suit, claim or proceeding, including any investigation by a Governmental Authority, that would impose any material restrictions on the operations of the Corporation and its Subsidiaries, taken as a whole, or involving the payment by the Corporation or any of its Subsidiaries of an amount in excess of $10 million;

(i) any Affiliate Transaction, other than any such transaction that would otherwise be permitted by the exceptions set forth in clauses (i) – (vi) of paragraph (b) of this Article SIXTH;

(j) any redemption, acquisition, defeasance, retirement or other purchase of any of the Corporation’s Equity Securities or other equity or equity-related interests by the Corporation or its Subsidiaries (a “Repurchase”), excluding a Repurchase from an employee, officer, director or consultant who is not a Johnson Family Member in connection with such person’s termination of employment with the Corporation or its Subsidiaries in accordance with a Board approved plan;

(k) (i) any repeal or amendment of this Amended and Restated Certificate of Incorporation of the Corporation, (ii) any repeal or amendment of, or adoption of any provision inconsistent with or which relates to the subject matter of, any provision in the Bylaws and (iii) any repeal or amendment of the organizational documents of JohnsonDiversey, Inc. or, except as may be required to conform to applicable law, any other Significant Subsidiary of the Corporation;

(l) the adoption or amendment by the Corporation or any of its Subsidiaries of any stock option, restricted stock, employee stock ownership or similar equity-based plan for employees, officers, directors or consultants that would result in any increase in the Reserved Employee Share Amount;

(m) approval of, and any amendments to, the charters of committees of the Board and the establishment of any new committees of the Board as set forth in the Bylaws and Stockholders Agreement;

(n) except as provided otherwise in Sections 2.1(i) and 2.4 of the Stockholders Agreement, the selection, hiring, termination or removal of the CEO or any person hired to replace the CEO, and the entry into or amendment of any employment or other agreement with the CEO or the Chairman;

(o) except pursuant to Section 2.1(f) of the Stockholders Agreement, (i) any increase or decrease in the size of the Board, (ii) any change to the composition of the Board, any committees of the Board, and any Boards of Directors and committees of Subsidiaries of the Corporation and (iii) any termination or removal of an Independent Director prior to the expiration of the term to which such Independent Director has been elected;

(p) except as provided in Section 2.1 of the Stockholders Agreement, the replacement and appointment of the Chairman of the Board;

(q) (i) any amendment or modification to, or granting of any waiver under, the Transaction Documents and (ii) any material amendment or modification to, or granting of any material waiver under, any agreement entered into in connection with the Financing, other than any amendment, modification or waiver permitted under clause (iv) of Section (g) of this Article SIXTH;

(r) until the fourth anniversary of the Closing Date, the commencement of an IPO or an initial public offering of the common stock of a Subsidiary;

(s) approval of the Annual Budget and any revisions thereto; provided that, if the Requisite Approval of the Annual Budget in respect of a fiscal year shall not have been obtained within 30 days before the beginning of such fiscal year (the “Budget Approval Date”), the last budget submitted by management of the Corporation to the Board immediately prior to the Budget Approval Date in respect of such fiscal year shall be deemed to be approved and adopted as the Annual Budget for such fiscal year, subject to any revisions as may subsequently be made by the Board subject to the Requisite Approval;

(t) any change in the Corporation’s or any of its Subsidiaries’ independent auditors from Ernst & Young LLP;

(u) any change to the location of the worldwide corporate headquarters and principal office of the Corporation or JohnsonDiversey, Inc. from the Sturtevant, Wisconsin area; and

(v) the implementation of any restructuring plan pursuant to which a number of employees exceeding 10% of the worldwide employees of the Corporation Group as of the Closing Date cease to be employed by any member of the Corporation Group.

SEVENTH: As used in this Certificate of Incorporation, the following terms shall have the respective meanings set forth below:

“Accounts Receivable Securitization Facilities” means the facilities provided by terms of (a) the Third Amended and Restated Receivables Purchase Agreement dated as of December 10, 2008 among JWPR Corporation, as Seller and Servicer, the commercial paper conduits from time to time party thereto, as Conduits, certain financial institutions party thereto, and The Bank of Nova Scotia, as a Managing Agent and as the Agent, (b) the Receivables Purchase Agreement, dated September 8, 2009, among JDER Limited, as seller, Hannover Funding Company LLC, as purchaser, Norddeutsche Landesbank Girozentrale, as agent, and JohnsonDiversey UK Limited, JohnsonDiversey France S.A.S. and JohnsonDiversey España S.L., as originators and as servicers and (c) each sale agreement between the seller and any originator from time to time in effect and the other collateral and ancillary documents executed from time to time in connection therewith, in each case, as amended, restated or supplemented prior to, on or after the Closing Date, other than to increase the amount of Indebtedness available thereunder.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Affiliate Transaction” means any agreement, contract, arrangement or other transaction or series of related transactions (including, without limitation, any purchase, sale, transfer, assignment, lease, license, conveyance or exchange of assets or property, any merger, consolidation or similar transaction or any provision of any service) between or among (a) the Corporation or any Affiliate controlled by the Corporation (a “Corporation-Controlled Affiliate”), on the one hand, and (b) (i) any CMH Group Member (other than the Corporation or a Corporation-Controlled Affiliate) or any director, officer or other Affiliate of any CMH Group Member, (ii) any CD&R Investor Group Member (other than the Corporation or a Corporation-Controlled Affiliate) or any director, officer or other Affiliate of any CD&R Investor Group Member or (iii) any other Affiliate of the Corporation (other than a Corporation-Controlled Affiliate), or any Affiliate of any stockholder of the Corporation that (together with its Affiliates) beneficially owns in excess of 10% of the voting power of the Corporation, on the other hand; provided, however, that Affiliate Transactions shall not include (x) transactions effected pursuant to, and in compliance with, the Investment Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Consulting Agreement, the CD&R Indemnification Agreement, the CMH Indemnification Agreement and any agreement, contract or arrangement set forth on Exhibit A hereto (provided, further, that any amendment, termination or waiver under any such agreement shall be included) and (y) any employment, non-competition, confidentiality or similar agreement entered into by the Corporation or any Corporation-Controlled Affiliate with an employee, officer or director of the Corporation or a Corporation-Controlled Affiliate in the Ordinary Course of Business (other than any such agreement entered into with the Chairman of the Board or the CEO).

“Annual Budget” has the meaning set forth in the Stockholders Agreement.

“Automatic Conversion” has the meaning set forth in Article FOURTH, Section (a)(v).

“Board” means the Board of Directors of the Corporation.

“Budget Approval Date” has the meaning set forth in Article SIXTH, Section (s).

“Business” means (a) the business of manufacturing, marketing, distributing, developing and selling building maintenance, cleaning, pest elimination, laundry, warewashing and food hygiene and sanitation products to, or for ultimate use by, Customers, and (b) the business of developing, marketing, selling and providing facilities maintenance services for Professional End-Users, in each case, as may be modified from time to time in accordance with Article SIXTH, Section (e).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City.

“Bylaws” means the Bylaws of the Corporation, as in effect immediately after the Closing and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms hereof.

“CD&R Designee” means any Person designated to serve as a Director by CD&R Investor pursuant to Section 2.1(a)(i) of the Stockholders Agreement.

“CD&R F&F Investor” means CDR F&F Jaguar Investor, LLC, a Delaware limited liability company.

“CD&R Holders” means CD&R Investor, CD&R F&F Investor and their respective Permitted Transferees and Equity Purchase Assignees of any CD&R Holder.

“CD&R Indemnification Agreement” means the Indemnification Agreement, dated as of the Closing Date, among the Corporation, JohnsonDiversey, Inc., CD&R Manager and the other parties thereto.

“CD&R Investor” means CDR Jaguar Investor Company, LLC, a Delaware limited liability company.

“CD&R Investor Group” means CD&R Investor, CD&R F&F Investor, CD&R Manager and their respective Affiliates from time to time; provided, however, that for purposes of this definition, no Corporation Group Member shall be regarded as a CD&R Investor Group Member.

“CD&R Investor Group Member” means any member of the CD&R Investor Group; provided, however, that for purposes of this definition, no Corporation Group Member shall be regarded as a CD&R Investor Group Member.

“CD&R Investor Stockholder Approval” means the approval of the CD&R Investor (or its Transferee to whom the CD&R Investor has assigned its rights as a Principal Stockholder in a Governance Transfer) as demonstrated by the written approval of at least two of the CD&R Designees (or at least two of the designees of the party to whom CD&R Investor has assigned its rights as a Principal Stockholder in a Governance Transfer), each acting in his or her individual capacity as an authorized representative of the CD&R Investor or such Transferee, and not as a director of the Corporation with fiduciary duties, which approval shall be required only for so long as the CD&R Investor or its Permitted Transferees or Equity Purchase Assignees (or any Transferee to whom CD&R Investor has assigned the rights of a Principal Stockholder in a Governance Transfer, and such Transferee’s Permitted Transferees and Equity Purchase Assignees) own at least 20% of the issued and outstanding shares of Class A Common Stock.

“CD&R Manager” means Clayton, Dubilier & Rice, LLC, a Delaware limited liability company.

“CEO” means the Chief Executive Officer of the Corporation in office from time to time.

“Certificate of Incorporation” means this Second Amended and Restated Certificate of Incorporation of the Corporation.

“Chairman” means the Chairman of the Board of the Corporation.

“Class A Common Stock” has the meaning set forth in Article FOURTH.

“Class B Common Stock” has the meaning set forth in Article FOURTH.

“Closing” means the closing of the transactions contemplated by the Investment Agreement and the Redemption Agreement.

“Closing Date” means November 24, 2009, the date on which the Closing occurred.

“CMH” means Commercial Markets Holdco, Inc.

“CMH Designee” means any Person designated to serve as a Director of the Corporation by CMH pursuant to Section 2.1(a)(ii) of the Stockholders Agreement.

“CMH Group” means CMH, the Johnson Family Members and their respective Affiliates from time to time; provided, however, that for purposes of this Agreement, no Corporation Group Member shall be regarded as a CMH Group Member.

“CMH Group Member” means any member of the CMH Group; provided, however, that for purposes of this Agreement, no Corporation Group Member shall be regarded as a CMH Group Member.

“CMH Holders” means CMH, SNW and their respective Permitted Transferees and Equity Purchase Assignees of any CMH Holder.

“CMH Indemnification Agreement” means the Indemnification Agreement, dated as of the Closing Date, among the Corporation, JohnsonDiversey, Inc. and CMH.

“CMH Stockholder Approval” means the approval of CMH (or its Transferee to whom CMH has assigned its rights as a Principal Stockholder in a Governance Transfer) as demonstrated by the written approval of at least two of the CMH Designees (or at least two of the designees of the party to whom CMH has assigned its rights as a Principal Stockholder in a Governance Transfer), each acting in his or her individual capacity as an authorized representative of CMH or such Transferee, and not as a director of the Corporation with fiduciary duties, which approval shall be required only for so long as CMH or its Permitted Transferees or Equity Purchase Assignees together with SNW and its Permitted Transferees (or any Transferee to whom CMH has assigned the rights of a Principal Stockholder in a Governance Transfer, and such Transferee’s Permitted Transferees and

Equity Purchase Assignees) own at least 20% of the issued and outstanding shares of Class A Common Stock. Notwithstanding the foregoing, so long as a CMH Designee (or designee of the party to whom CMH has assigned its rights as a Principal Stockholder in a Governance Transfer) is serving as the Chairman, the CMH Stockholder Approval of the entry into or amendment of any employment or other agreement with the Chairman required under Article SIXTH Section (n) shall not include or be required to include the approval of such CMH Designee.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company Notes” means the 10.5% Senior Unsecured Notes due 2020 of the Corporation in the aggregate initial principal amount of $250 million issued on the Closing Date.

“Consulting Agreement” means the Consulting Agreement, dated as of the Closing Date, between the Corporation and CD&R Manager, as the same may be amended from time to time in accordance with its terms and the terms hereof.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Affiliate” means any Affiliate of a specified Person that is, directly or indirectly, controlled by such specified Person.

“Conversion Event” means, with respect to any issued and outstanding shares of Class B Common Stock, (i) the transfer, sale or other conveyance of such shares to another Person by a Management Stockholder (other than to another Management Stockholder) in connection with a Qualified IPO or any subsequent public offering, (ii) an Automatic Conversion (x) approved by the Requisite Approval or (y) that has received the consent in writing, or at a duly called meeting of the Board, of at least seven of the Directors (or such number of Directors equal to seven minus the number of Directors by which the size of the Board has been decreased from time to time pursuant to Section 2.1(f) of the Stockholders Agreement) or (iii) at any time after each Principal Stockholder and its Permitted Transferees and Equity Purchase Assignees (and any Transferee to whom CMH or CD&R Investor has assigned the rights of a Principal Stockholder in a Governance Transfer, and such Transferee’s Permitted Transferees and Equity Purchase Assignees) ceases to own at least 20% of the issued and outstanding Class A Common Stock.

“Conversion Letter Agreement” means the letter agreement, dated as of October 7, 2009, among CMH, the Corporation and CD&R Investor with respect to the conversion of CMH from a corporation to a limited liability company.

“Corporation” has the meaning set forth in Article FIRST.

“Corporation Group” means the Corporation and any Subsidiaries of the Corporation from time to time.

“Corporation Group Member” means any member of the Corporation Group.

“Credit Agreement” means the Credit Agreement, dated as of the Closing Date, among JohnsonDiversey, Inc. and the other borrowers party thereto from time to time; the lenders party thereto from time to time; and Citibank, N.A., as administrative agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Customer” means (a) Professional End-Users and (b) any wholesaler, distributor, “cash and carry” outlet or similar reseller who purchases products sold by the Business for the purpose of resale, either directly or indirectly, to Professional End-Users.

“DGCL” has the meaning set forth in Article THIRD.

“Director” means any member of the Board.

“Drag Transaction” has the meaning set forth in the Stockholders Agreement.

“Effective Time” has the meaning set forth in Article FOURTH.

“Equity Purchase Assignee” means any Person to whom any Preemptive Rights Recipient shall have assigned its rights to purchase Equity Securities under, and in accordance with, Section 4.1 of the Stockholders Agreement.

“Equity Purchase Shares” means the number or amount of New Securities which the Preemptive Rights Recipients may purchase pursuant to Section 4.1(a) of the Stockholders Agreement.

“Equity Securities” means any and all shares of Common Stock or other equity securities of the Corporation, securities of the Corporation convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares of Common Stock or other equity securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Transaction” means (a) any acquisition or disposition (i) that, in any single transaction or series of related transactions, has a purchase or sale price of less than $50 million, provided that the aggregate purchase or sale price of all such transactions (regardless of the purchase or sale price of any acquisition or disposition) completed in any 12 month period shall not exceed $100 million, (ii) that is in the Ordinary Course of Business (other than any acquisition or disposition of equity, indebtedness, or any operating business or one or more business lines or divisions of a Person), (iii) that is contained in or contemplated by the Annual Budget or (iv) relating to feeders or dosing equipment provided to customers (including such equipment so provided on a leased or free on loan basis), and (b) any transaction between or among any Wholly-Owned Subsidiary of the Corporation, on the one hand, and the Corporation or any Wholly-Owned Subsidiary of the Corporation, on the other hand. For purposes of this definition, the purchase or sale price of any acquisition or disposition shall include any assumed indebtedness (less cash) and shall value non-cash consideration at its Fair Market Value.

“Fair Market Value” has the meaning set forth in the Stockholders Agreement.

“Family Letter Agreement” means the letter agreement, dated as of October 7, 2009, by and among, Appointive Distributing Trust B, u/a Samuel C. Johnson 1988 Trust Number One, S. Curtis Johnson III, individually and as sole trustee thereof, and CD&R Investor.

“Financing” means the Senior Unsecured Notes, three tranche B term loans, one in U.S. dollars, one in Canadian dollars and one in euros in an aggregate principal amount of $1.0 billion, and a multicurrency revolving credit facility with an available aggregate principal amount of $250 million.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Governance Transfer” means a Transfer by a Principal Stockholder pursuant to Section 2.1(j)(ii) of the Stockholders Agreement of its rights as a Principal Stockholder to a Person (a) who is not, in the case of the CD&R Investor, a CD&R Investor Group Member and is an unrelated, unaffiliated, bona fide third party and (b) who is not, in the case of CMH, a CMH Group Member and is an unrelated, unaffiliated, bona fide third party.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Incur” means, with respect to any Indebtedness, to create, issue, incur (by merger, conversion, exchange or otherwise), assume, guarantee or become liable in respect of, or create any obligation to pay, such Indebtedness (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of the Corporation or its Subsidiaries that exists at such time, and not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Corporation shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Corporation; and provided, further, that amortization of discount of Indebtedness sold at a discount shall not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means the aggregate amount for the Corporation and its Subsidiaries of all borrowings and indebtedness in the nature of borrowings (including, without limitation, financing, acceptance credits, borrowings under letter of credit facilities and similar transactions, discounting or similar facilities, finance leases, capital leases, loan stocks, bonds, debentures, notes, debt or inventory financing, sale and lease back arrangements, obligations incurred in connection with the acquisition of, or as the deferred purchase price for, property, assets or businesses, overdrafts, net obligations under any accounts receivable financing or securitization transactions, net obligations arising from hedging arrangements in respect of interest rates, currencies or raw materials or other commodities, whether or not accounted for on the balance sheet, or any other arrangements the purpose of which is to raise money, and all obligations of the type referred to above of other Persons the payment of which the Corporation or any of its Subsidiaries is responsible for or liable (including as co-obligor, guarantor or otherwise), in each case to the extent of such responsibility or liability), in each case as reflected in the financial statements of the Corporation in accordance with GAAP or, if no financial statements are available as of the applicable date, as would be required to be so reflected on such financial statements prepared as of such date in accordance with GAAP, but excluding (a) trade and other accounts payable incurred in the Ordinary Course of Business, and (b) obligations with respect to letters of credit securing obligations entered into in the Ordinary Course of Business of the Corporation or its applicable Subsidiary to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by the Corporation or its applicable Subsidiary of a demand for reimbursement following payment on the letter of credit.

“Indebtedness Replacement” has the meaning set forth in Article SIXTH, Section (g).

“Independent Director” means a Director who is (a) not an Affiliate of the Principal Stockholder nominating such Director or the Corporation, (b) in the case of a Director nominated by CMH, (i) is not a CMH Group Member and (ii) is not, and has not in the past been, an officer, director or employee of a Johnson Family Member, SNW, the Corporation or its Subsidiaries, any other company controlled by one or more Johnson Family Members or any of their respective Affiliates, (c) in the case of a Director nominated by CD&R Investor, (i) is not a CD&R Investor Group Member and (ii) is not, and has not in the past been, an officer, director or employee of CD&R Investor, CD&R Manager or any of their respective Affiliates and (d) would qualify as an “Independent Director” pursuant to the listing standards of the New York Stock Exchange (“NYSE”), with respect to (x) each CMH Group Member, if the Principal Stockholder nominating such Director is CMH (as if such CMH Group Member were listed on the NYSE), (y) each CD&R Investor Group Member, if the Principal Stockholder nominating such Director is CD&R Investor (as if such CD&R Investor Group Member were listed on the NYSE) and (z) the Corporation (as if the Corporation were listed on the NYSE); provided that (i) (A) CD&R Investor may designate as an Independent Director persons who are currently or have previously served as an independent director of a portfolio company of a fund managed by CD&R Manager and (B) CMH may designate as an Independent Director persons who have previously served as an independent director of the Corporation, in the case of each of the foregoing clauses (A) and (B), subject to the approval of the other Principal Stockholder and (ii) CD&R Investor may designate as an Independent Director any person who is or was an executive of a former portfolio company of a fund managed by CD&R Manager. In the case of clauses (x), (y) and (z) in the preceding sentence, such individual shall not have, and in the period starting three years prior to the date of determination and ending on the date of determination, shall not have had, any material relationship with either the designating Principal Stockholder, the CMH Group Members or CD&R Investor Group Members, as applicable, or the Corporation. For purposes of clause (d) of this definition, the determination of the Board as to the independence of a Director under the NYSE rules will be deemed to be the determination of a reasonable board of directors of the Corporation taking into account all relevant factors.

“Investment Agreement” means the Investment and Recapitalization Agreement, dated as of October 7, 2009, between the Corporation, CD&R Investor, SNW and CMH, as the same may be amended from time to time in accordance with its terms and the terms hereof.

“Investor” has the meaning set forth in Article EIGHTH.

“IPO” means the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“JDI Notes” means the 8.25% Senior Unsecured Notes due 2019 of JohnsonDiversey, Inc. in the aggregate principal amount of $400 million issued on the Closing Date.

“Johnson Family Member” means (a) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such person; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (a) above; (c) a foundation established by one or more individuals described in clause (a) above; and (d) a Person controlled by one or more individuals or entities described in clauses (a) or (b) above; provided, however, that, no Corporation Group Member shall be regarded as a Johnson Family Member. For the avoidance of doubt, SCJ and its Subsidiaries are, as of the Effective Time, Johnson Family Members.

“Johnson Family Transferee” means (a) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (a) above; (c) a trust for the primary benefit of one or more (i) individuals described in clause (a) above and (ii) the spouses of one or more individuals described in clause (a) above, where any such spouse has only a lifetime interest in the trust and no power to dispose of the remainder of the trust other than a power to allocate or reallocate such remainder to or for the benefit of one or more individuals described in clause (a) above, spouses of such individuals and charities; and (d) a Person controlled by one or more individuals or entities described in clauses (a), (b) or (c) above; provided, however, that, no Corporation Group Member shall be regarded as a Johnson Family Transferee. For the avoidance of doubt, SCJ and its Subsidiaries are, as of the Effective Time, Johnson Family Transferees.

“Management Stockholder” means any holder of Class B Common Stock who is (a) an officer, director, consultant or employee of the Corporation or any Subsidiary of the Corporation, or (b) an heir or executor of any Management Stockholder.

“Management Subscription Agreement” means a Subscription Agreement between the Corporation and any Management Stockholder providing for the issuance by the Corporation of shares of Class B Common Stock to such Management Stockholder.

“New Securities” means shares of Equity Securities of the Corporation or any similar securities of any of its Subsidiaries (the “Subsidiary Equity Securities”) other than (a) shares of Common Stock or Subsidiary Equity Securities, or options to purchase such securities, issued to employees, officers, consultants or directors pursuant to any stock option, restricted stock, employee stock ownership or other equity-based plans (including the purchase of Common Stock by management stockholders following the Closing as part of a management offering made pursuant to Section 701 of the Securities Act, or another exemption from registration under the Securities Act) approved by the Board and Common Stock or Subsidiary Equity Securities issued upon exercise of such options, (b) Common Stock issued solely as consideration for an acquisition or business combination approved by the Board, (c) Common Stock issued pursuant to a Qualified IPO, (d) Common Stock issued in connection with a pro rata stock split, stock dividend or similar transaction, (e) Subsidiary Equity Securities issued to the Corporation or another Subsidiary of the Corporation, (f) Equity Securities issued pursuant to the Investment Agreement or (g) Common Stock issued pursuant to the Unilever Warrant.

“Ordinary Course of Business” means, in relation to any part of the Business, the ordinary and usual course of operations of the Business consistent with past practice.

“Permitted Transferee” means:

(a) with respect to CD&R Investor, CD&R F&F Investor and their respective Permitted Transferees, (i) a Controlled Affiliate of CD&R Investor, CD&R F&F Investor, Clayton, Dubilier & Rice Fund VIII, L.P. or CD&R Friends & Family Fund VIII, L.P. (including, for the avoidance of doubt, CD&R F&F Investor with respect to CD&R Investor, and CD&R Investor with respect to CD&R F&F Investor) or (ii) an Affiliate of CD&R Investor, CD&R F&F Investor, CD&R Associates VIII, Ltd. or CD&R Manager who has irrevocably granted to and appointed CD&R Investor as such Person’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person (and with respect to whom CD&R Investor has provided to CMH written evidence reasonably satisfactory to CMH of such grant and appointment), to vote at any annual or special meeting of stockholders of the Corporation, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under the Stockholders Agreement in respect of, all of the Equity Securities owned or held of record by such holder;

(b) with respect to CMH and its Permitted Transferees, (i) a Controlled Affiliate of CMH or (ii) any other Affiliate of CMH or any Johnson Family Transferee who has irrevocably granted to and appointed CMH as such Person’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person (and with respect to whom CMH has provided to CD&R Investor written evidence reasonably satisfactory to CD&R Investor of such grant and appointment), to vote at any annual or special meeting of stockholders of the Corporation, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under the Stockholders Agreement in respect of, all of the Equity Securities owned or held of record by such holder;

(c) with respect to SNW and its Permitted Transferees, (i) a Controlled Affiliate of SNW or (ii) any other Affiliate of SNW or any Johnson Family Transferee who has irrevocably granted to and appointed CMH as such Person’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person (and with respect to whom SNW or CMH has provided to CD&R Investor written evidence reasonably satisfactory to CD&R Investor of such grant and appointment), to vote at any annual or special meeting of stockholders of the Corporation, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under the Stockholders Agreement in respect of, all of the Equity Securities owned or held of record by such holder; and

(d) with respect to any other stockholder of the Corporation, a Controlled Affiliate of such stockholder;

provided that any such Transferee shall agree in a writing in the form attached as Exhibit A to the Stockholders Agreement to be bound by and to comply with all applicable provisions of the Stockholders Agreement; provided, further, that in no event shall (x) the Corporation or any of its Subsidiaries constitute a “Permitted Transferee” or (y) SCJ or its Subsidiaries constitute a Permitted Transferee of CMH or its Permitted Transferees.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Preemptive Rights Recipient” means CMH, SNW, CD&R Investor, CD&R F&F Investor and their respective Permitted Transferees in respect of the grant by the Corporation of certain equity purchase rights pursuant to Section 4.1 of the Stockholders Agreement.

“Preferred Stock” has the meaning set forth in Article FOURTH.

“Principal Stockholders” means CMH and CD&R Investor (or any Permitted Transferee of any such stockholder of the Corporation to whom the rights of a Principal Stockholder (as set forth in the Stockholders Agreement) have been assigned in a manner consistent with the Stockholders Agreement).

“Professional End-Users” means commercial, industrial or institutional or other non-domestic end-users.

“Qualified IPO” means an IPO with aggregate gross cash proceeds (without regard to any underwriting discount or commission) of at least $100,000,000.

“Recapitalization Transaction” has the meaning set forth in the Stockholders Agreement.

“Redemption Agreement” means the Redemption Agreement, dated as of October 7, 2009, among the Corporation, JohnsonDiversey, Inc., CMH, Unilever N.V., Marga B.V. and Conopco, Inc., as the same may be amended from time to time in accordance with its terms and the terms hereof.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Corporation and each of the stockholders of the Corporation party thereto, as the same may be amended from time to time in accordance with its terms and the terms hereof.

“Repurchase” has the meaning set forth in Article SIXTH, Section (j).

“Requisite Approval” means, with respect to any relevant action of the Corporation or its Subsidiaries, (a) the approval of a majority of the members of the Board in accordance with this Certification of Incorporation and the Bylaws, (b) the CD&R Investor Stockholder Approval and (c) the CMH Stockholder Approval.

“Reserved Employee Share Amount” means an aggregate of 14,171,123 shares reserved for issuance or subject to grants to employees, officers, directors or consultants pursuant to any stock option, restricted stock, employee stock ownership or other equity-based plan approved by the Board, as appropriately adjusted for any subsequent stock dividends, combinations, splits or the like.

“Revolving Credit Limits” has the meaning set forth in Article SIXTH, Section (g).

“SCJ” means S.C. Johnson & Son, Inc.

“SCJ Commercial Agreements” means items 2 through 8 set forth on Exhibit A hereto.

“SCJ Tax Agreement” means the letter agreement, dated as of October 7, 2009, among the Corporation, JohnsonDiversey, Inc., CD&R Investor and SCJ, with respect to the sale and purchase of the one share of common stock of JohnsonDiversey, Inc. owned by SCJ.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Unsecured Notes” means the Company Notes and the JDI Notes.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 under Regulation S-X promulgated under the Securities Act.

“SNW” means SNW Co, Inc.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the Closing Date, among the Corporation and each of the Corporation’s stockholders party thereto, as the same may be amended from time to time in accordance with its terms and the terms hereof.

“Subsidiary” means (a) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly and (b) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Transaction Documents” means the Investment Agreement, the Redemption Agreement, the SCJ Commercial Agreements, the Unilever Commercial Agreements, the Stockholders Agreement, the Registration Rights Agreement, the Consulting Agreement, the CD&R Indemnification Agreement, the CMH Indemnification Agreement, the Unilever Warrant, the Family Letter Agreement, the Conversion Letter Agreement and the SCJ Tax Agreement.

“Transfer” means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

“Transferee” means any Person to whom any stockholder of the Corporation or any Transferee thereof Transfers Equity Securities in accordance with the terms of the Stockholders Agreement.

“Unilever” means Marga B.V. or its successor or Permitted Transferee.

“Unilever Commercial Agreements” means (i) the Umbrella Agreement in Respect of Professional Products, by and among Unilever PLC, Unilever N.V. and JohnsonDiversey, Inc., dated October 11, 2007, (ii) the Master Sub-License Agreement in Respect of Professional Products, by and among Unilever PLC, Unilever N.V. and JohnsonDiversey, Inc., dated December 18, 2007, (iii) the Amended and Restated Master Sales Agency Agreement, by and among Unilever PLC, Unilever N.V. and JohnsonDiversey, Inc., dated December 18, 2007, and (iv) the Dispensed Products License Agreement by and among Unilever PLC, Unilever N.V. and JohnsonDiversey, Inc., dated May 3, 2002, in each case as amended as of the Closing Date.

“Unilever Warrant” means the Warrant Agreement, dated as of the Closing Date, between the Corporation and Unilever, as the same may be amended from time to time in accordance with its terms and the terms hereof.

“Veto Matter” has the meaning set forth in Article SIXTH.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which 100% of the outstanding equity securities or partnership or other similar ownership interests (other than director qualifying shares or interests, shares or interests held by trustees and nominal shares or interests held by individuals or other entities) thereof is at the time owned by that Person or one or more Wholly-Owned Subsidiaries of that Person or a combination thereof.

EIGHTH: To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and any of CD&R Investor, CD&R F&F Investor, CMH, and each of their respective Affiliates (other than the Corporation) (each an “Investor”) with respect to such Investor, the Corporation, on behalf of itself and its Subsidiaries, renounces and waives any interest or expectancy of the Corporation and its Subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its Subsidiaries or any dealings with customers or clients of the Corporation or any of its Subsidiaries) and, that are from time to time presented to any of the Investors or any of their respective officers, directors, agents, stockholders, members, partners, Affiliates and Subsidiaries (other than the Corporation and its Subsidiaries), even if the transaction, matter or opportunity is one that the Corporation or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such Person shall be liable to the Corporation or any of its Subsidiaries or Affiliates for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its Subsidiaries. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH. Neither the alteration, amendment or repeal of this Article EIGHTH nor the adoption of any other amendment to this Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

NINTH: The Corporation expressly elects not to be bound or governed by, or otherwise subject to, Section 203 of the DGCL, “Business Combinations With Interested Stockholders”, as from time to time in effect, or any successor provision thereto.

TENTH: The Corporation reserves the right, subject to the Requisite Approval, to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

Exhibit A

SCJ Agreements

1.	Letter Agreement (referred to as the SCJ Tax Agreement), dated as of October 7, 2009, by and among JohnsonDiversey Holdings, Inc., JohnsonDiversey, Inc., CDR Jaguar Investor Company, LLC and S.C. Johnson & Son, Inc.

2.	Agreement (referred to as the Global Agreement), dated as of October 7, 2009, by and among JohnsonDiversey Holdings, Inc., JohnsonDiversey, Inc., and S.C. Johnson & Son, Inc.

3.	Amended and Restated Supply Agreement (JohnsonDiversey, Inc. as Manufacturer), dated as of November 24, 2009, by and between JohnsonDiversey, Inc. and S. C. Johnson & Son, Inc.

4.	Amended and Restated Supply Agreement (S.C. Johnson & Son, Inc. as Manufacturer), dated as of November 24, 2009, by and between JohnsonDiversey, Inc. and S. C. Johnson & Son, Inc.

5.	Amended and Restated Administrative Services Agreement, dated as of November 24, 2009, by and between JohnsonDiversey, Inc. and S. C. Johnson & Son, Inc.

6.	Amended and Restated Agreement (referred to as the Brand License Agreement), dated as of November 24, 2009, by and between JohnsonDiversey, Inc. and S. C. Johnson & Son, Inc.

7.	Amended and Restated Technology Disclosure & License Agreement, dated as of November 24, 2009, by and between JohnsonDiversey, Inc. and S. C. Johnson & Son, Inc.

8.	Amended and Restated Lease Agreement (referred to as the Waxdale Building 65 Lease), dated as of November 24, 2009, by and between JohnsonDiversey, Inc. and S. C. Johnson & Son, Inc.

9.	Toll Manufacturing Agreement (Floorcare Processes), dated as of July 1, 2006, by and between JohnsonDiversey, Inc. and S.C. Johnson & Son, Inc.

10.	Brand License Agreement, dated as of June 28, 1997, by and between JohnsonDiversey, Inc. (formerly named S.C. Johnson Commercial Markets, Inc.) and S.C. Johnson & Son, Inc.

11.	Sublease Agreement, dated July 1, 1998, by and between Johnson Kabushiki Kaisha and Johnson Professional Kabushiki Kaisha, relating to portions of the property located at 22 banchi, Yamashita-cho, Naka-ku, Yokohama-city, Japan.

12.	Tax Sharing Agreement, undated (1999), by and among S.C. Johnson & Son, Inc., Commercial Markets Holdco, Inc. and JohnsonDiversey, Inc. (formerly named S.C. Johnson Commercial Markets, Inc.).

13.	Transfer Agreement between S.C. Johnson & Son, Inc. and Commercial Markets Holdco, Inc., dated June 17, 1999.

14.	Environmental Agreement, dated as of July 3, 1999, by and among S.C. Johnson & Son, Inc., JohnsonDiversey, Inc. (formerly named S.C. Johnson Commercial Markets, Inc.) and Johnson Polymer, Inc.

15.	Real Estate and Equipment Lease Agreement, dated July 3, 1999, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly named S.C. Johnson Commercial Markets, Inc.).

16.	Agreement, dated as of July 3, 1999, by and between S.C. Johnson & Son, Inc. and Johnson Polymer, Inc., relating to certain licenses.

17.	Agreement, dated July 3, 1999, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly named S.C. Johnson Commercial Markets, Inc.), relating to certain licenses.

18.	Territorial License Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly named S.C. Johnson Commercial Markets, Inc.), dated July 3, 1999., including amendments thereto.

19.	Lease Agreement between S.C. Johnson & Son, Inc. and Johnson Polymer, Inc., dated July 3, 1999.

20.	Agreement, dated November 2, 1999, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly named S.C. Johnson Commercial Markets, Inc.).

21.	Omnibus Amendment of Leases, dated as of November 9, 2001, by and among S.C. Johnson & Son, Inc., Johnson Polymer, Inc. and JohnsonDiversey, Inc. (formerly named S.C. Johnson Commercial Markets, Inc.).

22.	Acknowledgment and Agreement among S.C. Johnson & Son, Inc., JohnsonDiversey, Inc. (formerly named S.C. Johnson Commercial Markets, Inc.) and Johnson Polymer, Inc., dated November 20, 2001.

23.	Consent and Waiver Agreement, dated as of May 3, 2002, by and among S.C. Johnson & Son, Inc., Commercial Markets Holdco, Inc., JohnsonDiversey Holdings, Inc. (formerly named Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly named S.C. Johnson Commercial Markets, Inc.) and JD Polymer LLC (formerly named Johnson Polymer LLC).

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24.	Lease Amendment, Assignment and Assumption Agreement, dated as of May 1, 2006, by and among S.C. Johnson & Son, Inc., JohnsonDiversey, Inc. and JD Polymer LLC (formerly named Johnson Polymer LLC).

25.	Lease Assignment and Assumption Agreement, dated as of May 1, 2006, by and among S.C. Johnson & Son, Inc., JohnsonDiversey, Inc. and JD Polymer LLC (formerly named Johnson Polymer LLC).

26.	Transfer and Assumption Agreement by and between S.C. Johnson & Son, Columbiana S.A. and JohnsonDiversey Columbia Limitada, dated February 6, 2004.

27.	Transfer and Assumption Agreement by and between S. C. Johnson Wax Egypt, Ltd. and JohnsonDiversey Egypt Trading Company S.A.E, dated July 14, 2004.

28.	Purchase Agreement by and between Oy Trans-Meri AB and JohnsonDiversey, Inc., dated December 31, 2002, and each of the ancillary agreements contemplated therein.

29.	Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc., dated January 1, 2003.

30.	Separation Agreement, dated as of September 1, 2004, by and between JohnsonDiversey Gulf FZE, S. C. Johnson Company Limited and Saudi Johnson Company Ltd., and each of the ancillary agreements contemplated therein.

31.	Agreement Regarding Reallocation of Certain Costs, by and between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc., dated as of 2006.

32.	Toll Manufacturing Agreement (Polymer Processes) by and between JohnsonDiversey, Inc., and S.C. Johnson & Son, Inc., dated as of July 1, 2006.

33.	Assignment and Assumption of Environmental Agreement by and among S.C. Johnson & Son, Inc., JohnsonDiversey, Inc., and Johnson Polymer, Inc., dated as of May 1, 2006.

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